EXHIBIT 11


                         EXIDE ELECTRONICS GROUP, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)



PRIMARY
                                                                   Year Ended
                                                                  September 30,
                                                         ---------------------------
                                                          1996        1995       1994
                                                          ----        ----       ----

Net income (loss)                                     $(10,314)    $ 7,385    $ 9,175
Preferred stock dividends and accretion                    751         592        790
                                                           ---         ---        ---
Net income applicable to common shareholders          $(11,065)    $ 6,793    $ 8,385
                                                       =======     =======    =======
Net income (loss) per common and equivalent share     $  (1.15)    $  0.84    $  1.07
                                                       =======     =======    =======
Primary Share Base:

Weighted average number of common shares
   outstanding                                           9,592       7,903      7,649
Weighted average number of common
   stock equivalents                                         -         151        165
                                                           ---         ---        ---
Weighted average number of common and
   equivalent shares outstanding                         9,592       8,054      7,814
                                                         =====       =====      =====

FULLY DILUTED (1)
                                                                  Year Ended
                                                                 September 30,
                                                        -----------------------------
                                                         1996        1995        1994
                                                         ----        ----        ----

Net income (loss)                                     $(10,314)    $ 7,385    $ 9,175
Add interest on convertible notes, net of taxes              -         785        856
                                                           ---         ---        ---
Net income (loss) applicable to common shareholders   $(10,314)    $ 8,170    $10,031
                                                       =======     =======    =======
Net income (loss) per common and equivalent share     $  (1.00)    $  0.84    $  1.05
                                                       =======     =======    =======
Fully Diluted Share Base:

Number of common shares outstanding,
   end of period                                         9,668       8,375      7,701
Assumed conversion of preferred stock and
   convertible notes                                       551       1,147      1,742
Weighted average number of common
   stock equivalents                                        51         151        155
                                                           ---         ---        ---
Weighted average number of common and
   equivalent shares outstanding                        10,270       9,673      9,598
                                                         =====       =====      =====

(1) This calculation is submitted in accordance with Regulation S-K item 601
(b)(11), although it is contrary to APB Opinion No. 15 because it includes the conversion of all convertible securities, even though the conversion of certain of these securities produces an anti-dilutive effect on fully diluted earnings per share.